SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 6, 2007

LifeCare Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-133319	51-0372090
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

5560 Tennyson Parkway

Plano, Texas 75024

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendment to the Credit Agreement

On December 6, 2007, LifeCare Holdings, Inc. (“Company”) entered into Amendment No. 2 to the Company’s senior secured credit facility (“Amendment No. 2”). Amendment No. 2 modifies certain financial covenants starting for the period ending December 31, 2007 and increases the spread on the variable interest rate. The senior secured credit facility consists of (i) a $60 million Revolving Credit Facility, as amended, and (ii) a $249.9 million Term Loan B Facility. Based upon amounts currently outstanding under the senior secured credit facility, the Company estimates that the impact of the increase in interest rates pursuant to this amendment would be an increase in annual interest expense of approximately $2.5 million.

Pursuant to Amendment No. 2, the Company paid fees of 75 basis points to the consenting holders of the Term Loan B Facility and fees of 50 basis points to the consenting holders of the Revolving Credit Facility as of the date of the Amendment No. 2. The consenting holders of the Term Loan B Facility also received additional fees of 50 basis points for consenting to Amendment No. 2. The total fees and expenses incurred in connection with this Amendment No. 2 were approximately $2.0 million.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2. A copy of Amendment No. 2 is attached to this report as Exhibit 10.1 and is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Not applicable

(b) Not applicable

(c) Exhibits.

10.1 Amendment No. 2, dated December 6, 2007, to Credit Agreement, dated as of August 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.

By:	/s/ William Hamburg
Name:	William Hamburg
Title:	Interim President and Chief Executive Officer

Date: December 12, 2007

EXHIBIT INDEX

Exhibit 10.1	Amendment No. 2, dated December 6, 2007, to Credit Agreement, dated as of August 11, 2005.